Exhibit 99.1

FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Grants License for Certain Patents and Patent Applications to Wyeth and Elan Pharma International Ltd.

New York, NY, May 19, 2008, / PRNewswire / -- Intellect Neurosciences, Inc. (OTCBB: ILNS), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease (AD), announced today that it has entered into a license agreement with Wyeth (NYSE: WYE) and Elan Pharma International Ltd. (“Elan”) regarding certain of Intellect’s patents and patent applications related to antibodies and methods of treatment for Alzheimer’s disease. Under the terms of the agreement, Wyeth and Elan may pay Intellect potential future milestone payments and royalties based on sales of potential products, if it is determined that they are covered by patents that issue from Intellect's patent applications.

Dr. Chain, Intellect’s Chairman and CEO and inventor of the licensed patents and patent applications, commented: “We are delighted to enter into this licensing agreement, which provides Intellect a share in the future success of potential Wyeth and Elan products while we continue to develop our proprietary monoclonal antibodies for the treatment of AD.”

About Alzheimer’s disease

Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer’s disease in the in the developed countries with the number increasing also in developing countries as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.
Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer’s disease. Also, Intellect has recently completed Phase I clinical trials for OXIGON™, a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer’s disease and other disorders. For additional information, please visit http://www.intellectns.com

Elliot Maza, JD, CPA
President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, NY 10011,
Tel: +1-212-448-9300

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect’s product candidates and the sufficiency of Intellect’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-KSB (file no. 000-17758) filed on March 6, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 7, 2007 (file no. 000-17758), for the quarter ended June 30, 2007, filed on August 7, 2007 (file No. 000-17758), and for the quarter ended September 30, 2007, filed on November 6, 2007 (000-17758).